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Exhibit 21.1

SUBSIDIARIES OF REGISTRANT

Royale Coach by Monaco, Inc., an Indiana Corporation.

MCC Acquisition Corporation, a Delaware Corporation.

MCCO Foreign Sales Corp., a Barbados Corporation.

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Exhibit 21.1